Exhibit 99.1

Contact:	Wallace R. Cooney		For Immediate Release
	(703) 345-6470		February 24, 2023

GRAHAM HOLDINGS COMPANY REPORTS
2022 AND FOURTH QUARTER EARNINGS
ARLINGTON, VA - Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $67.1 million ($13.79 per share) for the year ended December 31, 2022, compared to $352.1 million ($70.45 per share) for the year ended December 31, 2021. For the fourth quarter of 2022, the Company reported net income attributable to common shares of $6.2 million ($1.28 per share), compared to $84.7 million ($17.10 per share) for the same period of 2021.
The results for 2022 and 2021 were affected by a number of items as described in the following paragraphs. Excluding these items, net income attributable to common shares was $287.2 million ($59.03 per share) for 2022, compared to $162.6 million ($32.53 per share) for 2021. Excluding these items, net income attributable to common shares was $90.5 million ($18.80 per share) for the fourth quarter of 2022, compared to $41.8 million ($8.44 per share) for the fourth quarter of 2021. (Refer to the Non-GAAP Financial Information schedule attached to this release for additional details.)
Items included in the Company’s net income for 2022 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•a $6.1 million net credit related to fair value changes in contingent consideration from prior acquisitions (after-tax impact of $6.1 million or $1.25 per share); a $1.3 million net credit was recorded in the fourth quarter (after-tax impact of $1.3 million, or $0.27 per share);
•$129.0 million in goodwill and intangible asset impairment charges (after-tax impact of $117.0 million, or $24.06 per share) at Leaf recorded in the fourth quarter;
•$3.6 million in expenses related to a non-operating Separation Incentive Program (SIP) at the education division (after-tax impact of $2.7 million, or $0.56 per share) recorded in the fourth quarter;
•$139.6 million in net losses on marketable equity securities (after-tax impact of $102.8 million, or $21.14 per share); $33.3 million in net gains were recorded in the fourth quarter (after-tax impact of $25.0 million, or $5.20 per share);
•$11.8 million in net losses of affiliates whose operations are not managed by the Company (after-tax impact of $8.7 million, or $1.79 per share); $9.0 million in net losses were recorded in the fourth quarter (after-tax impact of $6.6 million, or $1.38 per share);
•a fourth quarter gain of $18.4 million on the sale of CyberVista (after-tax impact of $13.5 million, or $2.78 per share);
•Non-operating gains, net, of $9.5 million from write-ups, sales and impairments of cost and equity method investments (after-tax impact of $7.1 million, or $1.45 per share); $7.3 million of net gains were recorded in the fourth quarter (after-tax impact of $5.4 million, or $1.12 per share); and
•$16.5 million in interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest (after-tax impact of $15.4 million, or $3.17 per share); $3.7 million of interest expense was recorded in the fourth quarter (after-tax impact of $3.2 million, or $0.66 per share).
Items included in the Company’s net income for 2021 are listed below, and fourth quarter activity, if any, is highlighted for each item:
•a $3.9 million net credit related to fair value changes in contingent consideration from prior acquisitions ($0.78 per share);
•$31.6 million in goodwill and other long-lived asset impairment charges (after-tax impact of $26.0 million, or $5.19 per share); $1.4 million of these charges were recorded in the fourth quarter (after-tax impact of $1.0 million, or $0.21 per share);
•$1.1 million in expenses related to a non-operating SIP at manufacturing (after-tax impact of $0.8 million, or $0.16 per share);
•$243.1 million in net gains on marketable equity securities (after-tax impact of $179.7 million, or $35.96 per share); $66.1 million in net gains were recorded in the fourth quarter (after-tax impact of $50.9 million, or $10.28 per share);
-more-

•$12.6 million in net earnings of affiliates whose operations are not managed by the Company (after-tax impact of $9.3 million, or $1.86 per share); $13.0 million in net losses were recorded in the fourth quarter (after-tax impact of $9.4 million, or $1.89 per share);
•Non-operating gains, net, of $13.6 million from write-ups, sales and impairments of cost and equity method investments (after-tax impact of $10.1 million, or $2.02 per share); $2.8 million of net gains were recorded in the fourth quarter (after-tax impact of $2.2 million, or $0.44 per share);
•$4.1 million in interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest (after-tax impact of $4.0 million, or $0.80 per share); $1.4 million of interest expense was recorded in the fourth quarter (after-tax impact of $1.3 million, or $0.26 per share); and
•a $17.2 million deferred tax benefit arising from a change in the estimated deferred state income tax rate related to the Company’s pension and other postretirement plans ($3.45 per share); $1.5 million of this benefit was recorded in the fourth quarter ($0.30 per share).
Revenue for 2022 was $3,924.5 million, up 23% from $3,186.0 million in 2021. Revenues increased at all the Company’s divisions. The Company reported operating income for 2022 of $83.9 million, compared to $77.4 million in 2021. Operating results increased at education, television broadcasting, manufacturing and automotive, partially offset by declines at healthcare and other businesses.
For the fourth quarter of 2022, revenue was $1,064.0 million, up 23% from $862.9 million in 2021. Revenues increased at all the Company’s divisions, except at other businesses. The Company reported an operating loss of $54.9 million in the fourth quarter of 2022, compared to operating income of $22.5 million in 2021. The decrease in operating results is due to the Leaf impairment charges and a decline at healthcare, partially offset by improved results at education, television broadcasting, manufacturing and automotive.
Division Results
Education
Education division revenue in 2022 totaled $1,427.9 million, up 5% from $1,361.2 million in 2021. For the fourth quarter of 2022, education division revenue totaled $361.8 million, up 2% from $355.9 million for the same period of 2021.
Kaplan reported operating income of $82.9 million for 2022, an increase from $50.6 million in 2021; Kaplan reported operating income for the fourth quarter of 2022 of $25.2 million, compared to $8.6 million in the fourth quarter of 2021.
The COVID-19 pandemic adversely impacted Kaplan’s operating results during 2021 and, to a lesser extent, during 2022. Kaplan serves a large number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of certain international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs (Languages) in 2021.
A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(in thousands)	2022	2021	% Change	2022	2021	% Change
Revenue
Kaplan international	$217,770	$205,561	6	$816,239	$726,875	12
Higher education	74,669	77,910	(4)	304,136	317,854	(4)
Supplemental education	68,209	71,014	(4)	301,625	309,069	(2)
Kaplan corporate and other	5,026	4,020	25	18,752	14,759	27
Intersegment elimination	(3,848)	(2,560)	—	(12,837)	(7,312)	—
	$361,826	$355,945	2	$1,427,915	$1,361,245	5
Operating Income (Loss)
Kaplan international	$23,936	$10,172	—	$72,066	$33,457	—
Higher education	7,263	5,982	21	24,031	24,134	0
Supplemental education	3,398	3,840	(12)	21,069	36,919	(43)
Kaplan corporate and other	(5,235)	(7,340)	29	(18,018)	(24,715)	27
Amortization of intangible assets	(3,980)	(4,034)	1	(16,170)	(16,001)	(1)
Impairment of long-lived assets	—	(45)	—	—	(3,318)	—
Intersegment elimination	(211)	—	—	(45)	97	—
	$25,171	$8,575	—	$82,933	$50,573	64
-more-

Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue increased 12% in 2022 (22% on a constant currency basis) and 6% in the fourth quarter of 2022 (18% on a constant currency basis). The increase is due largely to growth at Languages and Pathways, partially offset by a decline at Singapore. Kaplan International reported operating income of $72.1 million in 2022, compared to $33.5 million in 2021. The improved results are due largely to a reduction in losses at Languages, and improved results at Pathways and UK Professional, partially offset by a decline at Singapore. Overall, Kaplan International’s operating results in 2021 were negatively impacted by $43 million in losses incurred at Languages from significant COVID-19 disruptions. Kaplan International reported operating income of $23.9 million for the fourth quarter of 2022, compared to $10.2 million in the fourth quarter of 2021; the improved results are due largely to a reduction in losses at Languages and improved results at UK Professional, partially offset by a decline at Singapore.
Higher Education includes the results of Kaplan as a service provider to higher education institutions. Higher Education revenue declined 4% in 2022 and the fourth quarter of 2022 due largely to lower costs incurred for reimbursement under the Purdue Global agreement. In 2022 and 2021, Kaplan recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA. Enrollments at Purdue Global for 2022 finished 1% lower compared with the end of 2021. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. During 2022 and 2021, Kaplan recorded $38.9 million and $34.8 million, respectively, in fees from Purdue Global in its Higher Education operating results; $11.3 million and $9.4 million in fees are included in the fourth quarter of 2022 and 2021, respectively. Higher Education results were flat in 2022 and increased in the fourth quarter of 2022 due to an increase in the Purdue Global fee recorded, partially offset by increased investment costs incurred related to other university agreements and other higher education development costs.
Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. In November 2021, Supplemental Education acquired two small businesses. Supplemental Education revenue declined 2% in 2022 and 4% in the fourth quarter of 2022 due largely to declines in retail comprehensive test preparation demand, offset in part by revenue from acquisitions completed in November 2021. Overall, demand for graduate and pre-college test preparation programs has declined due to the strength of U.S. employment markets and the decline in test takers, while demand for professional programs remained stable. Operating results declined in 2022 and the fourth quarter of 2022 due to lower revenues and increased advertising and product development costs.
In the fourth quarter of 2022, Kaplan implemented a SIP to reduce the number of employees at Supplemental Education and Higher Education, which was funded by the assets of the Company’s pension plan. In connection with the SIP, the Company recorded $3.6 million in non-operating pension expense in the fourth quarter of 2022. Kaplan estimates the SIP will result in annual expense reductions of approximately $10 million.
Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses declined in 2022 due to lower incentive compensation costs compared to 2021.
Television Broadcasting
Graham Media Group, Inc. owns seven television stations located in Houston, TX; Detroit, MI; Orlando, FL; San Antonio, TX; Jacksonville, FL; and Roanoke, VA, as well as SocialNewsDesk, a provider of social media management tools designed to connect newsrooms with their users. Revenue at the television broadcasting division increased 8% to $535.7 million in 2022, from $494.2 million in 2021. The revenue increase is due to a $57.7 million increase in political revenue, increases from winter Olympics and Super Bowl advertising revenue at the Company’s NBC affiliates in the first quarter of 2022, and a $0.4 million increase in retransmission revenues, partially offset by declines in other categories from fewer available advertising spots and a reduction in digital revenues. Operating income for 2022 increased 35% to $201.9 million, from $149.4 million in 2021, due to increased revenues and a reduction in incentive compensation costs. While per subscriber rates from cable, satellite and OTT providers have grown, overall subscribers are down due to cord cutting across all platforms, resulting in retransmission revenue net of network fees in 2022 to be down slightly compared with 2021, and this trend is expected to continue in the future.
For the fourth quarter of 2022, revenue increased 15% to $154.7 million, from $134.1 million in 2021. The revenue increase is due primarily to a $33.3 million increase in political advertising revenue, partially offset by declines in other categories from fewer available advertising spots, and lower retransmission and digital revenues. Operating income for the fourth quarter of 2022 increased 74% to $70.0 million, from $40.3 million in the same period of 2021, due to increased revenues and a reduction in incentive compensation costs.
-more-

Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues increased 6% in 2022 due to increased revenues at all of the manufacturing businesses. Manufacturing revenues increased 19% in the fourth quarter of 2022 due to increased revenues at Hoover, Joyce, and Forney, partially offset by lower revenues at Dekko. The revenue growth in 2022 at Hoover is due to higher wood prices and increased product demand. Wood prices were highly volatile in 2022 and 2021. Overall, Hoover results include gains on inventory sales in 2022 and 2021; however, wood gains on inventory sales were modestly higher in 2021. In the fourth quarter of 2022, Hoover results included modest wood losses on inventory sales, compared to gains in the fourth quarter of 2021. Manufacturing operating results increased significantly in 2022 due to $28.0 million in goodwill and other long-lived asset impairment charges in 2021 ($26.7 million of this charge was recorded at Dekko in the third quarter of 2021), and improved results at all of the manufacturing businesses. Operating results improved in the fourth quarter of 2022 due to improved results at Dekko, Joyce and Forney, partially offset by a decline at Hoover. Excluding the impact of wood gains and losses, Hoover results improved in 2022 and in the fourth quarter of 2022.
In the second quarter of 2021, Dekko announced a plan to relocate its manufacturing operations in Shelton, CT to other Dekko manufacturing facilities, which was substantially completed by the end of 2021. In connection with this activity, Dekko implemented a SIP for the affected employees, resulting in $1.1 million in non-operating SIP expense recorded in the second quarter of 2021, which was funded by the assets of the Company’s pension plan.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in seven states. GHG also provides other healthcare services, including nursing care and prescription services for patients receiving in-home infusion treatments through its 76.5% interest in CSI Pharmacy Holding Company, LLC (CSI). In December 2021, GHG acquired two small businesses, one of which expanded GHG’s home health operations into Florida. In May 2022, GHG acquired two small businesses, one of which expanded GHG’s home health operations into Kansas and Missouri. In July 2022, GHG acquired a 100% interest in a multi-state provider of Applied Behavior Analysis clinics and in August 2022, GHG acquired two small businesses, which expanded GHG’s hospice services into Missouri and Ohio. Healthcare revenues increased 46% in 2022 and 51% in the fourth quarter of 2022, largely due to significant growth at CSI and from businesses acquired in the fourth quarter of 2021 and in 2022, along with growth in home health and hospice services.
In 2022, GHG implemented a new pension credit retention program in order to improve employee retention and utilize the Company’s surplus pension assets. The GHG pilot program offers a pension credit up to $50,000 per employee, cliff vested after three years of continuous employment for certain existing employees and new employees hired from January 1, 2022 through December 31, 2024. GHG recorded pension expense of $10.5 million related to this program in the fourth quarter of 2022. Of this amount, $7.8 million relates to the first three quarters of 2022; the Company has concluded that this adjustment is not material to the Company’s operating results for the relevant interim periods.
The decline in GHG operating results in 2022 is due to $10.5 million in 2022 pension expense related to the new GHG pension credit retention program, net losses from newly acquired businesses, and increased marketing, human resources, recruiting and business development costs and overall increased compensation and transportation costs in nursing and clinical staffing. Excluding pension expense and net losses from newly acquired businesses, 2022 operating results increased due to revenue growth and improved results at CSI and in home health. The decline in GHG operating results in the fourth quarter of 2022 is due to the pension expense related to the new GHG pension credit retention program and net losses from newly acquired businesses. Excluding pension expense and net losses from newly acquired businesses, operating results increased in the fourth quarter of 2022 due to revenue growth and improved home health and hospice results.
The Company also holds interests in four home health and hospice joint ventures managed by GHG, whose results are included in equity in earnings of affiliates in the Company’s Consolidated Statements of Operations. In 2022 and 2021, the Company recorded equity in earnings of $8.1 million and $10.2 million, respectively, from these joint ventures. The Company recorded equity in earnings of $2.9 million and $2.1 million for the fourth quarter of 2022 and 2021, respectively, from these joint ventures. During the first quarter of 2022, GHG, through its Residential Home Health Illinois and Residential Hospice Illinois affiliates, acquired an interest in the home health and hospice assets of NorthShore University HealthSystem, an integrated healthcare delivery system serving patients throughout the Chicago, IL area. The transaction resulted in a decrease to GHG’s interest in Residential Hospice
-more-

Illinois and a $0.6 million non-operating gain was recorded in the first quarter of 2022 related to the change in interest.
Automotive
Automotive includes six automotive dealerships in the Washington, D.C. metropolitan area: Ourisman Lexus of Rockville, Ourisman Honda of Tysons Corner, Ourisman Jeep Bethesda, Ourisman Ford of Manassas, which was acquired on December 28, 2021, from the Battlefield Automotive Group, and Ourisman Toyota of Woodbridge and Ourisman Chrysler-Dodge-Jeep-Ram (CDJR) of Woodbridge, which were acquired on July 5, 2022 from the Lustine Automotive Group. Christopher J. Ourisman, a member of the Ourisman Automotive Group family of dealerships, and his team of industry professionals operates and manages the dealerships; the Company holds a 90% stake.
Revenues for 2022 increased significantly due to the acquisitions of the Ford, Toyota and CDJR dealerships; sales growth at the Jeep dealership due to an increase in new vehicle inventory provided by the manufacturer and a growing market presence; and higher average new and used car selling prices at the Lexus, Honda and Jeep dealerships as a result of strong customer demand and new vehicle inventory shortages related to supply chain disruptions and production delays at vehicle manufacturers. Revenue increases in 2022 were partially offset by lower revenues at the Honda and Lexus dealerships due to volume declines as a result of inventory shortages. Operating results for 2022 improved significantly due largely to the Ford, Toyota and CDJR acquisitions, increased sales at the Jeep dealership and increased margins at the Lexus dealership. Revenues and operating results for the fourth quarter of 2022 increased significantly due to the acquisitions of the Ford, Toyota and CDJR dealerships; each of the Lexus, Honda and Jeep dealerships also reported sales growth due to increases for used cars and for services and parts.
Other Businesses
A summary of revenue by category for other businesses:

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2022	2021	Change	2022	2021	Change
Operating Revenues
Retail (1)	$41,335	$56,169	(26)	$163,570	$130,720	25
Media (2)	30,449	39,227	(22)	126,095	110,805	14
Specialty (3)	36,150	29,480	23	126,419	82,828	53
	$107,934	$124,876	(14)	$416,084	$324,353	28
____________

(1)	Includes Leaf Marketplace and Framebridge
(2)	Includes Leaf Media, Code3, Slate, Foreign Policy, Pinna and City Cast
(3)	Includes Clyde’s Restaurant Group, Decile and CyberVista
Overall, revenue from other businesses increased across all categories in 2022. Retail revenue increased primarily due to the Leaf acquisition, as well as revenue growth at Framebridge; Media revenue increased primarily due to the Leaf acquisition, as well as revenue growth at Foreign Policy, partially offset by declines at Code3; and Specialty revenue increased due to significant revenue growth at Clyde’s Restaurant Group (CRG). Revenues from other businesses were down in the fourth quarter of 2022, due to declines in Retail and Media, partially offset by an increase in Specialty revenue. Retail revenue declined due to significantly lower revenues at Leaf Marketplace, partially offset by revenue growth at Framebridge; Media revenue decreased due to declines at Leaf Media and Code3; and Specialty revenue increased due to revenue growth at CRG. Excluding Leaf, revenues from other businesses increased in the fourth quarter of 2022.
Overall, operating results at other businesses declined in 2022 due to $129.0 million in goodwill and intangible asset impairment charges at Leaf and increased losses at Leaf, Framebridge, Code3 and City Cast, partially offset by improved results at CRG, Decile, Pinna and Slate. Operating results declined in the fourth quarter of 2022 due to $129.0 million in goodwill and intangible asset impairment charges at Leaf, increased losses at Leaf and City Cast and losses at Code3, partially offset by improved results at Framebridge and CRG.
Leaf Group
On June 14, 2021, the Company acquired Leaf Group Ltd. (Leaf), a consumer internet company, headquartered in Santa Monica, CA, that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). Leaf has three major operating divisions: Society6 Group and Saatchi Art Group (Marketplace businesses) and the Media Group.
-more-

For the second half of 2022, revenue for Society6 Group and the Media Group declined substantially compared to the second half of 2021, with fourth quarter 2022 revenue declines at an accelerated level. Revenues also declined at Saatchi Art Group for the second half and fourth quarter of 2022. Revenue decreases at Society6 Group are due to declines in traffic, conversion rates and related sales for both direct to consumer and business to business categories; revenue declines at the Media Group are due to reduced traffic and the soft digital advertising market for both direct and programmatic categories. Overall, Leaf reported significant operating losses for 2022 and the fourth quarter of 2022.
As a result of the substantial revenue declines and significant operating losses at Leaf in the fourth quarter of 2022, the Company’s current outlook for digital advertising revenue and consumer demand for art and related goods at Leaf has weakened. Consequently, the Company recorded $129.0 million in goodwill and intangible asset impairment charges.
In the fourth quarter of 2022, Leaf recorded a net depreciation expense credit of $5.9 million that relates to the period from June 2021 through September 30, 2022; the Company has concluded that this adjustment is not material to the Company’s operating results for the relevant periods.
Clyde’s Restaurant Group
CRG owns and operates 11 restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed its restaurant dining rooms in Maryland and the District of Columbia in December 2020, reopening again for limited indoor dining service in February 2021. Various government-ordered dining restrictions continued until the middle of 2021. CRG’s operating results are seasonal with the second and fourth quarters generally stronger than the first and third quarters. CRG reported an operating profit for 2022 and the fourth quarter of 2022, compared with operating losses in 2021 and the fourth quarter of 2021. Both revenues and operating results improved significantly in 2022 and the fourth quarter of 2022, due to strong guest traffic, the absence of government-ordered dining restrictions and a favorable rent concession recorded in the second quarter of 2022.
Framebridge
Framebridge is a custom framing service company, headquartered in Washington, D.C., with 17 retail locations in the Washington, D.C., New York City, Atlanta, GA, Philadelphia, PA, Boston, MA and Chicago, IL areas and two manufacturing facilities in Kentucky and New Jersey. Framebridge has opened two additional stores in early 2023 and is exploring opportunities for further store expansion for the remainder of the year. Framebridge revenues in 2022 and the fourth quarter of 2022 increased from the prior year due to operating additional retail stores compared to the same periods of 2021. In the fourth quarter of 2022, Framebridge successfully managed their production operations for timely completion of holiday orders without a significant backlog. Framebridge is an investment stage business and reported significant operating losses in 2022 and 2021.
Other
Other businesses also include Code3, a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce; Slate and Foreign Policy, which publish online and print magazines and websites; and three investment stage businesses, Decile, Pinna and City Cast. Slate, Foreign Policy, Pinna and City Cast reported revenue increases in 2022. Losses from each of these six businesses in 2022 adversely affected operating results. Other businesses also include CyberVista, which was sold in October 2022 when the Company announced a strategic merger of CyberVista and CyberWire, a B2B cybersecurity audio network to form a new parent company, N2K Networks. The focus of N2K Networks is to expand its technology platform to enable development of more resilient enterprise cyber workforces, to pioneer new markets, and to create original “news to knowledge” audio brands. In connection with the merger, the Company recorded an $18.4 million non-cash, non-operating gain, and participated in a Series A funding round. The Company’s investment in N2K Networks is reported as an equity method investment.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses decreased in 2022 due primarily to a higher net credit recorded in 2022 related to fair value changes in contingent consideration related to the Framebridge acquisition.
Equity in (Losses) Earnings of Affiliates
At December 31, 2022, the Company held an approximate 12% interest in Intersection Holdings, LLC (Intersection), a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in several other affiliates, including a number of home health and hospice joint ventures managed by GHG and two joint ventures managed by Kaplan.
-more-

The Company recorded equity in losses of affiliates of $2.8 million for 2022, compared to earnings of $17.9 million for 2021. These amounts include $11.8 million in net losses for 2022 and $12.6 million in net earnings for 2021 from affiliates whose operations are not managed by the Company; this includes losses from the Company’s investment in Intersection for 2022 and 2021. The Company also recorded $6.4 million in write-downs in equity in earnings of affiliates related to one of its investments in the third quarter of 2021.
Net Interest Expense and Related Balances
In connection with the acquisition of the Toyota and CDJR dealerships, in July 2022, the automotive subsidiary of the Company amended its commercial note due January 1, 2032, to increase the aggregate loan amount to $71.6 million. The Company also borrowed $27.2 million, comprised of three commercial notes, to purchase the real estate associated with these dealerships; the Company entered into an interest rate swap to fix the interest rate on this debt at 4.861% per annum.
The Company incurred net interest expense of $51.2 million in 2022, compared to $30.5 million in 2021; net interest expense totaled $14.4 million and $8.1 million for the fourth quarter of 2022 and 2021, respectively. The Company recorded net interest expense of $16.5 million and $4.1 million in 2022 and 2021, respectively, to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG. The Company recorded interest expense of $3.7 million and $1.4 million in the fourth quarter of 2022 and 2021, respectively, to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG.
At December 31, 2022, the Company had $726.4 million in borrowings outstanding at an average interest rate of 5.7%, and cash, marketable securities and other investments of $812.8 million. At December 31, 2022, the Company had $200.2 million outstanding on its $300 million revolving credit facility. At December 31, 2021, the Company had $667.5 million in borrowings outstanding at an average interest rate of 4.3%, and cash, marketable securities and other investments of $983.3 million.
Non-Operating Pension and Postretirement Benefit Income, Net
The Company recorded net non-operating pension and postretirement benefit income of $197.9 million in 2022, compared to $109.2 million in 2021. The Company recorded net non-operating pension and postretirement benefit income of $45.9 million for the fourth quarter of 2022, compared to $27.7 million for the fourth quarter of 2021.
In the fourth quarter of 2022, the Company recorded $3.6 million in expenses related to a non-operating SIP at the education division. In the second quarter of 2021, the Company recorded $1.1 million in expenses related to a non-operating SIP at manufacturing.
(Loss) Gain on Marketable Equity Securities, Net
The Company recognized $139.6 million in net losses on marketable equity securities in 2022 compared to $243.1 million in net gains in 2021. The Company recognized $33.3 million and $66.1 million in net gains on marketable equity securities in the fourth quarter of 2022 and 2021, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $33.5 million in 2022, compared to $32.6 million in 2021. The 2022 amounts included a non-cash gain of $18.4 million on the sale of CyberVista; $4.3 million in gains related to sales of businesses and contingent consideration; a $6.9 million increase in the fair value of cost method investments; $3.3 million in gains on sales of cost method investments; a $0.6 million gain on sale of an equity affiliate, and other items; partially offset by $2.0 million in foreign currency losses and $1.3 million in impairment on a cost method investment. The 2021 amounts included $11.8 million in fair value increases on cost method investments; $9.4 million in gains on sales of cost method investments; $3.8 million in gains related to sales of businesses and contingent consideration and other items.
For the fourth quarter of 2022, the Company recorded other non-operating income, net, of $27.1 million, compared to $4.9 million for the fourth quarter of 2021. The 2022 amounts included a non-cash gain of $18.4 million on the sale of CyberVista; a $6.3 million increase in the fair value of cost method investments; a $2.3 million gain on sale of a cost method investment; $1.3 million in gains related to sales of businesses and contingent consideration and other items; partially offset by a $1.3 million impairment on a cost method investment and other items. The 2021 amounts included $2.6 million in net gains on sales of cost method investments; $1.3 million in fair value increases on cost method investments; $1.0 million in gains related to sales of businesses and contingent consideration and other items; partially offset by $0.9 million in foreign currency losses.
-more-

Provision for Income Taxes
The Company’s effective tax rate for 2022 was 42.1%. The Company’s effective tax rate in 2022 was unfavorably impacted by permanent differences related to the goodwill and intangible asset impairment charges and the interest expense recorded to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG. Excluding the impact of these items, the overall income tax rate for 2022 was 24.1%.
The Company’s effective tax rate for 2021 was 21.4%. The Company’s effective tax rate in 2021 was favorably impacted by a $17.2 million deferred tax adjustment arising from a change in the estimated deferred state income tax rate attributable to the apportionment formula used in the calculation of deferred taxes related to the Company’s pension and other postretirement plans. In addition, the Company’s effective tax rate was unfavorably impacted by permanent differences related to the goodwill and other long-lived asset impairment charges and the interest expense recorded to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG. Excluding the impact of these items, the overall income tax rate for 2021 was 24.6%.
Earnings Per Share
The calculation of diluted earnings per share for 2022 and the fourth quarter of 2022 was based on 4,836,303 and 4,785,904 weighted average shares, respectively, compared to 4,965,326 and 4,921,546 weighted average shares, respectively, for 2021 and the fourth quarter of 2021. At December 31, 2022, there were 4,786,602 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of Class B common stock; the Company has remaining authorization for 148,421 shares as of December 31, 2022.
Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2022 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	December 31%
(in thousands, except per share amounts)	2022	2021	Change
Operating revenues	$1,064,032	$862,931	23
Operating expenses	960,808	805,420	19
Depreciation of property, plant and equipment	14,752	19,529	(24)
Amortization of intangible assets	14,415	14,063	3
Impairment of goodwill and other long-lived assets	128,990	1,372	—
Operating (loss) income	(54,933)	22,547	—
Equity in losses of affiliates, net	(5,757)	(10,254)	(44)
Interest income	1,012	722	40
Interest expense	(15,434)	(8,799)	75
Non-operating pension and postretirement benefit income, net	45,876	27,666	66
Gain on marketable equity securities, net	33,289	66,107	(50)
Other income, net	27,090	4,894	—
Income before income taxes	31,143	102,883	(70)
Provision for income taxes	24,500	17,800	38
Net income	6,643	85,083	(92)
Net income attributable to noncontrolling interests	(483)	(402)	20
Net Income Attributable to Graham Holdings Company Common Stockholders	$6,160	$84,681	(93)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$1.28	$17.14	(93)
Basic average number of common shares outstanding	4,771	4,909
Diluted net income per common share	$1.28	$17.10	(93)
Diluted average number of common shares outstanding	4,786	4,922
-more-

GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Twelve Months Ended
	December 31%
(in thousands, except per share amounts)	2022	2021	Change
Operating revenues	$3,924,493	$3,185,974	23
Operating expenses	3,579,457	2,946,374	21
Depreciation of property, plant and equipment	73,297	71,415	3
Amortization of intangible assets	58,851	57,870	2
Impairment of goodwill and other long-lived assets	128,990	32,940	—
Operating income	83,898	77,375	8
Equity in (losses) earnings of affiliates, net	(2,837)	17,914	—
Interest income	3,226	3,409	(5)
Interest expense	(54,403)	(33,943)	60
Non-operating pension and postretirement benefit income, net	197,939	109,230	81
(Loss) gain on marketable equity securities, net	(139,589)	243,088	—
Other income, net	33,500	32,554	3
Income before income taxes	121,734	449,627	(73)
Provision for income taxes	51,300	96,300	(47)
Net income	70,434	353,327	(80)
Net income attributable to noncontrolling interests	(3,355)	(1,252)	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$67,079	$352,075	(81)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$13.83	$70.65	(80)
Basic average number of common shares outstanding	4,823	4,951
Diluted net income per common share	$13.79	$70.45	(80)
Diluted average number of common shares outstanding	4,836	4,965
-more-

GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2022	2021	Change	2022	2021	Change
Operating Revenues
Education	$361,826	$355,945	2	$1,427,915	$1,361,245	5
Television broadcasting	154,681	134,088	15	535,651	494,177	8
Manufacturing	120,677	101,276	19	486,643	458,125	6
Healthcare	95,184	62,846	51	326,000	223,030	46
Automotive	224,220	84,367	—	734,185	327,069	—
Other businesses	107,934	124,876	(14)	416,084	324,353	28
Corporate office	—	—	—	—	—	—
Intersegment elimination	(490)	(467)	—	(1,985)	(2,025)	—
	$1,064,032	$862,931	23	$3,924,493	$3,185,974	23
Operating Expenses
Education	$336,655	$347,370	(3)	$1,344,982	$1,310,672	3
Television broadcasting	84,713	93,797	(10)	333,772	344,755	(3)
Manufacturing	111,094	99,176	12	452,936	474,173	(4)
Healthcare	98,588	57,035	73	310,735	196,224	58
Automotive	215,080	81,411	—	699,552	315,298	—
Other businesses	258,045	145,868	77	644,437	410,477	57
Corporate office	15,280	16,194	(6)	56,166	59,025	(5)
Intersegment elimination	(490)	(467)	—	(1,985)	(2,025)	—
	$1,118,965	$840,384	33	$3,840,595	$3,108,599	24
Operating Income (Loss)
Education	$25,171	$8,575	—	$82,933	$50,573	64
Television broadcasting	69,968	40,291	74	201,879	149,422	35
Manufacturing	9,583	2,100	—	33,707	(16,048)	—
Healthcare	(3,404)	5,811	—	15,265	26,806	(43)
Automotive	9,140	2,956	—	34,633	11,771	—
Other businesses	(150,111)	(20,992)	—	(228,353)	(86,124)	—
Corporate office	(15,280)	(16,194)	6	(56,166)	(59,025)	5
	$(54,933)	$22,547	—	$83,898	$77,375	8
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$3,980	$4,079	(2)	$16,170	$19,319	(16)
Television broadcasting	1,360	1,359	0	5,440	5,440	—
Manufacturing	4,969	6,836	(27)	20,372	52,974	(62)
Healthcare	954	789	21	3,776	3,106	22
Automotive	—	—	—	—	—	—
Other businesses	132,142	2,372	—	142,083	9,971	—
Corporate office	—	—	—	—	—	—
	$143,405	$15,435	—	$187,841	$90,810	—
Operating Income (Loss) before Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$29,151	$12,654	—	$99,103	$69,892	42
Television broadcasting	71,328	41,650	71	207,319	154,862	34
Manufacturing	14,552	8,936	63	54,079	36,926	46
Healthcare	(2,450)	6,600	—	19,041	29,912	(36)
Automotive	9,140	2,956	—	34,633	11,771	—
Other businesses	(17,969)	(18,620)	3	(86,270)	(76,153)	(13)
Corporate office	(15,280)	(16,194)	6	(56,166)	(59,025)	5
	$88,472	$37,982	—	$271,739	$168,185	62

-more-

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2022	2021	Change	2022	2021	Change
Depreciation
Education	$8,718	$8,634	1	$34,114	$32,113	6
Television broadcasting	2,959	3,540	(16)	12,294	14,018	(12)
Manufacturing	2,290	2,462	(7)	9,399	9,808	(4)
Healthcare	2,326	343	—	3,781	1,313	—
Automotive	1,113	601	85	3,709	2,156	72
Other businesses	(2,806)	3,798	—	9,392	11,376	(17)
Corporate office	152	151	1	608	631	(4)
	$14,752	$19,529	(24)	$73,297	$71,415	3
Pension Expense
Education	$2,234	$2,337	(4)	$8,934	$9,357	(5)
Television broadcasting	888	883	1	3,554	3,575	(1)
Manufacturing	276	320	(14)	1,104	1,282	(14)
Healthcare	10,591	140	—	11,008	561	—
Automotive	5	—	—	22	—	—
Other businesses	524	441	19	2,073	1,755	18
Corporate office	1,468	1,616	(9)	5,872	6,461	(9)
	$15,986	$5,737	—	$32,567	$22,991	42
Adjusted Operating Cash Flow (non-GAAP)(1)
Education	$40,103	$23,625	70	$142,151	$111,362	28
Television broadcasting	75,175	46,073	63	223,167	172,455	29
Manufacturing	17,118	11,718	46	64,582	48,016	35
Healthcare	10,467	7,083	48	33,830	31,786	6
Automotive	10,258	3,557	—	38,364	13,927	—
Other businesses	(20,251)	(14,381)	(41)	(74,805)	(63,022)	(19)
Corporate office	(13,660)	(14,427)	5	(49,686)	(51,933)	4
	$119,210	$63,248	88	$377,603	$262,591	44

____________

(1)	Adjusted Operating Cash Flow (non-GAAP) is calculated as Operating Income (Loss) before Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets plus Depreciation Expense and Pension Expense.
-more-

GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31		%	December 31		%
(in thousands)	2022	2021	Change	2022	2021	Change
Operating Revenues
Kaplan international	$217,770	$205,561	6	$816,239	$726,875	12
Higher education	74,669	77,910	(4)	304,136	317,854	(4)
Supplemental education	68,209	71,014	(4)	301,625	309,069	(2)
Kaplan corporate and other	5,026	4,020	25	18,752	14,759	27
Intersegment elimination	(3,848)	(2,560)	—	(12,837)	(7,312)	—
	$361,826	$355,945	2	$1,427,915	$1,361,245	5
Operating Expenses
Kaplan international	$193,834	$195,389	(1)	$744,173	$693,418	7
Higher education	67,406	71,928	(6)	280,105	293,720	(5)
Supplemental education	64,811	67,174	(4)	280,556	272,150	3
Kaplan corporate and other	10,261	11,360	(10)	36,770	39,474	(7)
Amortization of intangible assets	3,980	4,034	(1)	16,170	16,001	1
Impairment of long-lived assets	—	45	—	—	3,318	—
Intersegment elimination	(3,637)	(2,560)	—	(12,792)	(7,409)	—
	$336,655	$347,370	(3)	$1,344,982	$1,310,672	3
Operating Income (Loss)
Kaplan international	$23,936	$10,172	—	$72,066	$33,457	—
Higher education	7,263	5,982	21	24,031	24,134	0
Supplemental education	3,398	3,840	(12)	21,069	36,919	(43)
Kaplan corporate and other	(5,235)	(7,340)	29	(18,018)	(24,715)	27
Amortization of intangible assets	(3,980)	(4,034)	1	(16,170)	(16,001)	(1)
Impairment of long-lived assets	—	(45)	—	—	(3,318)	—
Intersegment elimination	(211)	—	—	(45)	97	—
	$25,171	$8,575	—	$82,933	$50,573	64
Operating Income (Loss) before Amortization of Intangible Assets and Impairment of Long-Lived Assets
Kaplan international	$23,936	$10,172	—	$72,066	$33,457	—
Higher education	7,263	5,982	21	24,031	24,134	0
Supplemental education	3,398	3,840	(12)	21,069	36,919	(43)
Kaplan corporate and other	(5,235)	(7,340)	29	(18,018)	(24,715)	(27)
Intersegment elimination	(211)	—	—	(45)	97	—
	$29,151	$12,654	—	$99,103	$69,892	42
Depreciation
Kaplan international	$6,012	$5,869	2	$23,270	$21,472	8
Higher education	1,035	1,010	2	4,107	3,658	12
Supplemental education	1,557	1,640	(5)	6,344	6,544	(3)
Kaplan corporate and other	114	115	(1)	393	439	(10)
	$8,718	$8,634	1	$34,114	$32,113	6
Pension Expense
Kaplan international	$68	$70	(3)	$270	$291	(7)
Higher education	980	1,111	(12)	3,842	4,440	(13)
Supplemental education	1,008	953	6	4,114	3,814	8
Kaplan corporate and other	178	203	(12)	708	812	(13)
	$2,234	$2,337	(4)	$8,934	$9,357	(5)
Adjusted Operating Cash Flow (non-GAAP)(1)
Kaplan international	$30,016	$16,111	86	$95,606	$55,220	73
Higher education	9,278	8,103	15	31,980	32,232	(1)
Supplemental education	5,963	6,433	(7)	31,527	47,277	(33)
Kaplan corporate and other	(4,943)	(7,022)	30	(16,917)	(23,464)	28
Intersegment elimination	(211)	—	—	(45)	97	—
	$40,103	$23,625	70	$142,151	$111,362	28

____________

(1)	Adjusted Operating Cash Flow (non-GAAP) is calculated as Operating Income (Loss) before Amortization of Intangible Assets and Impairment of Long-Lived Assets plus Depreciation Expense and Pension Expense.
-more-

NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding Adjusted Operating Cash Flow and Net income excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
•the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
•the ability to identify trends in the Company’s underlying business; and
•a better understanding of how management plans and measures the Company’s underlying business.
Adjusted Operating Cash Flow and Net income, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The gains and losses on marketable equity securities relate to the change in the fair value (quoted prices) of its portfolio of equity securities. The mandatorily redeemable noncontrolling interest represents the ownership portion of a group of minority shareholders at a subsidiary of the Company's Healthcare business. The Company measures the redemption value of this minority ownership on a quarterly basis with changes in the fair value recorded as interest expense or income, which is included in net income for the period. The effect of gains and losses on marketable equity securities and net interest expense related to fair value adjustments of the mandatorily redeemable noncontrolling interest are not directly related to the core performance of the Company’s business operations since these items do not directly relate to the sale of the Company’s services or products. The accounting principles generally accepted in the United States (“GAAP”) require that the Company include the gains and losses on marketable equity securities and net interest expense related to fair value adjustments of the mandatorily redeemable noncontrolling interest in net income on the Statement of Operations. The Company excludes the gains and losses on marketable equity securities and net interest expense related to fair value adjustments of the mandatorily redeemable noncontrolling interest from the non-GAAP adjusted net income because these items are independent of our core operations and not indicative of the performance of our business operations.

-more-

The following tables reconcile the non-GAAP financial measures for Net income, excluding certain items, to the most directly comparable GAAP measures:

	Three Months Ended December 31
	2022			2021
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$31,143	$24,500	$6,643	$102,883	$17,800	$85,083
Attributable to noncontrolling interests			(483)			(402)
Attributable to Graham Holdings Company Stockholders			6,160			84,681
Adjustments:
Net credit related to fair value changes in contingent consideration from a prior acquisition	(1,317)	(10)	(1,307)	—	—	—
Goodwill and other long-lived asset impairment charges	128,990	11,953	117,037	1,372	323	1,049
Charges related to non-operating Separation Incentive Program	3,624	915	2,709	—	—	—
Net gains on marketable equity securities	(33,289)	(8,266)	(25,023)	(66,107)	(15,194)	(50,913)
Net losses of affiliates whose operations are not managed by the Company	9,026	2,386	6,640	13,041	3,658	9,383
Gain on sale of CyberVista	(18,355)	(4,832)	(13,523)	—	—	—
Non-operating gain, net, from the sales, write-ups and impairments of cost and equity method investments	(7,268)	(1,889)	(5,379)	(2,812)	(651)	(2,161)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	3,690	537	3,153	1,362	93	1,269
Tax benefit related to the Company’s pension and other postretirement plans	—	—	—	—	1,478	(1,478)
Net Income, adjusted (non-GAAP)			$90,467			$41,830

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$1.28			$17.10
Adjustments:
Net credit related to fair value changes in contingent consideration from a prior acquisition			(0.27)			—
Goodwill and other long-lived asset impairment charges			24.32			0.21
Charges related to non-operating Separation Incentive Program			0.56			—
Net gains on marketable equity securities			(5.20)			(10.28)
Net losses of affiliates whose operations are not managed by the Company			1.38			1.89
Gain on sale of CyberVista			(2.81)			—
Non-operating gain, net, from the sales, write-ups and impairments of cost and equity method investments			(1.12)			(0.44)
Interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			0.66			0.26
Tax benefit related to the Company’s pension and other postretirement plans			—			(0.30)
Diluted income per common share, adjusted (non-GAAP)			$18.80			$8.44

The adjusted diluted per share amounts may not compute due to rounding.
-more-

	Twelve Months Ended December 31
	2022			2021
(in thousands, except per share amounts)	Income before income taxes	Income Taxes	Net Income	Income before income taxes	Income Taxes	Net Income
Amounts attributable to Graham Holdings Company Common Stockholders
As reported	$121,734	$51,300	$70,434	$449,627	$96,300	$353,327
Attributable to noncontrolling interests			(3,355)			(1,252)
Attributable to Graham Holdings Company Stockholders			$67,079			$352,075
Adjustments:
Net credit related to fair value changes in contingent consideration from prior acquisitions	(6,113)	(34)	(6,079)	(3,900)	—	(3,900)
Goodwill and other long-lived asset impairment charges	128,990	11,953	117,037	31,564	5,607	25,957
Charges related to non-operating Separation Incentive Programs	3,624	915	2,709	1,118	297	821
Net losses (gains) on marketable equity securities	139,589	36,747	102,842	(243,088)	(63,359)	(179,729)
Net losses (earnings) of affiliates whose operations are not managed by the Company	11,832	3,115	8,717	(12,556)	(3,273)	(9,283)
Gain on sale of CyberVista	(18,355)	(4,832)	(13,523)	—	—	—
Non-operating gain, net, from sales, write-ups, and impairments of cost and equity method investments	(9,507)	(2,456)	(7,051)	(13,576)	(3,485)	(10,091)
Net interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	16,489	1,068	15,421	4,077	93	3,984
Tax benefit related to the Company’s pension and other postretirement plans	—	—	—	—	17,220	(17,220)
Net Income, adjusted (non-GAAP)			$287,152			$162,614

Per share information attributable to Graham Holdings Company Common Stockholders
Diluted income per common share, as reported			$13.79			$70.45
Adjustments:
Net credit related to fair value changes in contingent consideration from prior acquisitions			(1.25)			(0.78)
Goodwill and other long-lived asset impairment charges			24.06			5.19
Charges related to non-operating Separation Incentive Programs			0.56			0.16
Net losses (gains) on marketable equity securities			21.14			(35.96)
Net losses (earnings) of affiliates whose operations are not managed by the Company			1.79			(1.86)
Gain on sale of CyberVista			(2.78)			—
Non-operating gain, net, from sales, write-ups, and impairments of cost and equity method investments			(1.45)			(2.02)
Net interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest			3.17			0.80
Tax benefit related to the Company’s pension and other postretirement plans			—			(3.45)
Diluted income per common share, adjusted (non-GAAP)			$59.03			$32.53

The adjusted diluted per share amounts may not compute due to rounding.
# # #